ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made as of November 1, 2011, by and between Solar Energy Initiatives, Inc, a Delaware corporation (SNRY) (“Buyer”), and Social Fly Marketing Inc. (DBA Internet Digital Marketing, Inc.) (IDM) (“Seller”), a Florida corporation. Buyer and Seller are sometimes referred to individually as a “Party” and together as “Parties.”

PRELIMINARY STATEMENTS:

Seller is a party to all assets listed on Exhibit A (collectively the “Asset List”).

Seller desires to assign and sell, and Buyer has agreed to assume and purchase, (i) all of Seller’s rights, use and obligations in and to the Asset List (Exhibit A).

NOW, THEREFORE, in consideration of these preliminary statements and the mutual covenants, representations, warranties and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. PURCHASED ASSETS; EXCLUDED ASSETS;

1.1 Purchased Assets and Rights. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 3.1), Seller will sell to Buyer, and Buyer will purchase from Seller:

(i) all of Seller’s right, title and interest in and to the Asset List (Exhibit A), collectively, the “Purchased Assets”.

Seller shall transfer the Purchased Assets free and clear of all security interests, liens, restrictions, claims, encumbrances or charges of any kind.

1.2 Limited Liabilities Assumed. Buyer, effective as of the Closing Date, will assume Seller’s rights and obligations arising on or after the Closing Date under (i) the Asset List identified on Exhibit A attached hereto. Subject to the preceding sentence or except as otherwise expressly set out in this Agreement, the parties acknowledge that the Buyer assumes no other obligations or liabilities of the Seller.

1.3 Excluded Assets. Except as expressly set forth herein, the Purchased Assets shall not include cash in the bank, and does not set exclusivity rights for Buyer (collectively, the “Excluded Assets”).

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2. PURCHASE PRICE

2.1 Purchase Price; Payment. Subject to Section 2.2, the consideration to be paid by Buyer to Seller for the Purchased Assets will be Two Hundred Thirty Thousand Dollars ($230,000) upon Close Date (the “Purchase Price”). The Purchase Price will be paid at closing by the delivery of:

(i)	Issuance of 100,000,000 common stock of SNRY as payment in full on or before Close Date.
(ii)	$30,000.00 cash payment within 30 days of closing

2.2 Obligations. Seller will be responsible for any and all expenses that accrue or arise under the Transferred Agreements or relating to Seller’s business (the “Seller Expenses”) on or prior to the Closing Date. Seller will be responsible for, and shall promptly pay when presented, all valid vendor invoices relating to expenses prior to Closing Date. Should any such invoice be presented to Buyer, Buyer shall promptly notify Seller of such fact. Seller shall pay such invoice within 10 days, failing which Buyer may authorize payment from the Escrow or seek recovery from Seller.

2.3 Taxes. All transfer, sales or similar tax due to the State of Florida as a result of this transaction will be paid by Buyer. All other transfer, sales or similar tax due as a result of this transaction will be paid by the party upon whom such taxes are imposed by law.

3. CLOSING.

3.1 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the transactions (the “Closing”) contemplated by this Agreement shall occur at a mutually acceptable place and time within five (5) days after the last of the conditions to Closing set forth in Sections 7.1 and 7.2 have been satisfied or waived by the Party or Parties entitled to waive the same, or such other date and time as to which Buyer and Seller may agree in writing; provided that, at Buyer’s option, the Closing may take place on the last day of the month in which the conditions set forth in Sections 7.1 and 7.2 have been satisfied (the “Closing Date”), and to be no later than November 30, 2011.

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3.2 Actions to be taken at the Closing. At the Closing, the Parties will take the following actions and deliver the following documents:

(a) Seller will deliver to Buyer:

1)	a duly executed Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit C.

2)	a duly executed bill of sale, in substantially the form attached hereto as Exhibit C.

3)	all required consents of third parties to the sale, conveyance, transfer, assignment and delivery of the Purchased Assets, the consent of the Asset List.

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5)	a secretary’s certificate, certifying resolutions of the board of directors and shareholders of Seller approving the sale of the Purchased Assets.

6)	a certificate of Heather Rich certifying as to the truth and correctness of Seller’s representations and warranties to the best of Seller’s knowledge as of the Closing Date and that all of Seller’s obligations that are to be performed prior to Closing have been performed.

(b) Buyer will deliver to Seller:

1)	100,000,00 stock certificate of SNRY Common Stock
2)	Payment of $30,000.00 within 30 days after closing
3)	a duly executed Assignment and Assumption Agreement in substantially the form attached as Exhibit B.
4)	a secretary’s certificate, certifying resolutions of the board of directors of Buyer approving the purchase of the Purchased Assets,
5)	an officer’s certificate certifying as to the truth and correctness of Buyer’s representations and warranties to the best of Buyer’s knowledge as of the Closing Date and that all of Buyer’s obligations that are to be performed prior to Closing have been performed.

(c) The Parties will take such other actions and will execute and deliver such other instruments, documents and certificates as are required by the terms of this Agreement and the agreements executed in connection herewith (the “Related Agreements”) or as may be reasonably requested by any Party in connection with the consummation of the transactions contemplated herein.

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4. REPRESENTATIONS; WARRANTIES.

4.1 Seller Representations. Seller represents and warrants to Buyer as of the date hereof, and as of the Closing Date as follows:

(a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has full power and lawful authority to enter into this Agreement and all Related Agreements, and consummate the transactions contemplated hereby and thereby.

(b) This Agreement and the Related Agreements have each been duly authorized by all necessary action on the part of Seller, including shareholder authorization. This Agreement constitutes, and when executed, the Related Agreements each will constitute, the legal, valid and binding obligation of Seller, enforceable in accordance with their respective terms. Seller’s execution, delivery and performance of this Agreement and the Related Agreements will not;

(i) constitute a breach or violation of Seller’s incorporation documents or bylaws, (ii) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Seller is a party, (iii) constitute a violation of any order, judgment or decree by which Seller is bound or affected, or the creation of any lien or charge thereon.

(c) No consent, license, approval or authorization of, or filing, registration or waiver or other action by, any governmental authority or any third party is or will be required in connection with the execution, delivery or performance by Seller of this Agreement or any agreement executed in connection herewith except those consents which Seller shall deliver to Buyer before Closing.

(d) Exhibit A sets forth a complete list Asset List to which Seller is a party all of which are being sold to Buyer hereunder. There is no suit or proceeding pending or threatened, relating in any way to, any listing in the Purchased Assets, or that could otherwise impair Seller’s ability to perform its obligations hereunder. Neither Seller nor any other party thereto is in breach of or in default under any contract included in the Purchased Assets nor has any notice or claim with respect to any breach or default thereunder been given. Seller has not made any oral representations or warranties to any person with respect to the Purchased Assets, nor has it offered to provide any services. The Purchased Assets constitute all assets currently utilized by Seller in the operation of its development business and related businesses, other than the Excluded Assets.

(e) All financial information relating to the Purchased Assets that has been provided by Seller, or its agents, to Buyer is true and complete and has been prepared in accordance with sound financial practices applied on a consistent basis.

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(f) Neither this Agreement nor any schedules, certificates or other document or information provided by Seller to Buyer in connection with this Agreement or the Related Agreements or the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements so made not misleading, at the time such statements were made and through the time of the Closing Date.

(g) Neither the Seller, nor any of its shareholders, officers, employers or agents, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, and the Related Agreements, or the transactions contemplated by such agreements for which Buyer could become liable or obligated.

(h) Seller has not received any proceeds with respect to the Purchased Assets that relate in whole or part to any period after the Closing Date.

(i) Seller has provided all financial data that is material to Seller, its operations or financial condition.

(j) Seller is not voluntarily or involuntary in bankruptcy.

4.2 Buyer Representations. Buyer represents and warrants to Seller as follows:

(a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated by this Agreement and the Related Agreements.,

(b) Prior to the Closing, this Agreement and each Related Agreement will have been duly authorized by all necessary regulatory authorities and corporate action on the part of Buyer. This Agreement constitutes and, when executed, the Related Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

(c) Neither Buyer, nor any of its Shareholders, officers, employees or agents have employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated by such agreements for which Seller could become liable or obligated.

(d) Buyer has been provided and has received all financial information related to the Purchased Assets which it has requested of Seller as of the date hereof.

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5. CERTAIN COVENANTS AND AGREEMENTS.

5.1 Approvals and Consents. Prior to Closing, Seller will obtain, in writing and without penalty to Buyer, all necessary approvals and consents required in order to authorize and approve this Agreement and the Related Agreements, and to consummate the assignment to, and assumption by, Buyer of the Purchased Assets.

5.2 Cooperation. Each of the Parties hereto will use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder.

5.3 Access to Properties, Records and Personnel; Inspection. Seller shall give Buyer and its counsel, accountants and other representatives full access during normal business hours to all of the properties, personnel, financial and operating data, books, tax returns, contracts, commitments and records of Seller to the extent that they relate to the Purchased Assets.

5.4 Notices. Each of Buyer and Seller will promptly notify the other in writing if it receives any notice, or otherwise becomes aware, of any action or proceeding instituted or threatened before any court or governmental agency by any third party to restrain or prohibit, or obtain damages in respect of this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby or thereby.

5.5 Further Assurances. Each Party will execute and deliver any further instruments or documents, and take all further action, reasonably requested by the other Party to carry out the transactions contemplated by this Agreement and the Related Agreements.

5.6 Indemnification by Seller. The Seller will indemnify, defend and hold the Buyer, its Affiliates (as defined below) and their respective stockholders, directors, officers, employees, legal representatives, agents, successors and assigns (the “Indemnified Parties”) harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, losses and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Indemnified Parties (collectively, “Losses”) arising from or directly or indirectly relating to:

(a) any breach by Seller of any term or provision of this Agreement or any Related Agreement, including without limitation, Seller’s representations and warranties contained herein; or

(b) any other expense or liability relating to the Purchased Assets arising or occurring prior to the Closing Date.

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“Affiliate” means, with respect to any Person (as hereinafter defined), any Person that controls, is controlled by or is under common control with such Person, together with its and their respective members, partners, venturers, directors, officers, stockholders, agents, employees and spouses. A Person shall be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract, or otherwise. “Person” means an individual, partnership, Limited Liability Company, association, corporation, or other entity.

5.7 Indemnification by Buyer. Buyer shall indemnify, defend and hold Seller, its Affiliates and their respective Indemnified Parties harmless from and against any and all Losses arising from or directly or indirectly relating to:

(a) any breach by Buyer of any term or provision of this Agreement or any Related Agreement, including without limitation, Buyer’s representations, warranties and covenants contained herein; or

(b) Buyer’s performance or breach of the warrant agreements or performance agreements after the Closing Date; or

(c) any other expense or liability relating to the Purchased Assets arising or occurring after the Closing Date.

5.8 Survival of Representations and Warranties. The parties’ representations and warranties contained herein shall survive the Closing for a period of two (2) years.

5.9 Exclusivity. From the date hereof through the Closing Date or the termination of this Agreement, whichever first occurs, Seller shall not, nor shall Seller authorize or permit any of its directors, officers, employees, representatives, agents or Affiliates to, directly or indirectly, solicit, initiate, encourage, respond favorably to, permit or condone inquiries or proposals from, or provide any confidential information to, or participate in any discussions or negotiations with, any Person (other than Buyer and its directors, officers, employees, representatives and agents) concerning a sale, assignment or other transfer of the Purchased Assets, either directly or through a stock purchase or merger or other acquisition structure.

5.10 Material Agreements. At Buyer’s request, Seller shall assign as necessary and rights relating to the Purchased Assets

5.11 Closing Agreements. As defined in the Purchase Price and above in section 5.

6. [Intentionally Blank]

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7. CONDITIONS PRECEDENT.

7.1 Conditions to Buyer’s Obligations. Buyer’s obligations under this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing by Buyer:

(a) Seller will have complied with and performed in all material respects its obligations under this Agreement and the Related Agreements required to be complied with or performed prior to Closing.

(b) All representations and warranties of Seller in this Agreement and the Related Agreements will be true and correct in all material respects as of the date when given and on the Closing Date.

(c) All consents, approvals and waivers required to consummate the transactions contemplated by this Agreement and the Related Agreements will have been obtained in writing by Seller and provided to Buyer without any penalty or condition which is adverse to Buyer. Buyer will have received evidence of the due authorization and execution of this Agreement by Seller in form and substance satisfactory to Buyer.

(d) There will not have been any material adverse change in the business, prospects or future business relating to the Purchased Assets, or any event which may, in the future, cause such a change or any pending or threatened material litigation or other proceeding relating to the Purchased Assets.

(e) Seller shall have delivered such other documents and instruments as Buyer may reasonably request to effectuate the transactions contemplated herein and to vest in Buyer title to, and rights in the Purchased Assets.

(f) Buyer shall have received all of the items set forth in Sections 3.2(a) and 3.2(c) hereof

7.2 Condition to Seller’s Obligations. Seller’s obligations under this Agreement are subject to the satisfaction, on the Closing Date, of the following conditions, which may be waived by Seller:

(a) Buyer ill have complied with and performed, in all material respects, its obligations under this Agreement and the Related Agreements.

(b) All representations of Buyer in this Agreement or the Related Agreements will be true and correct as of the date when given and on the Closing Date.

(c) Seller shall have received all of the items set forth in Section 3.2(b) and 3.2(c) hereof.

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8. TERMINATION OF AGREEMENT; EFFECT OF TERMINATION.

8.1 Termination. This Agreement may be terminated at any time before the Closing as follows:

(a) By Buyer, by notice to Seller, if any of Buyer’s conditions precedent to Closing have not been satisfied as of the Closing Date or have become incapable of being satisfied by November 4, 2011.

(b) By Seller, by notice to Buyer, if any of Seller’s conditions precedent to Closing have not been satisfied as of the Closing Date or have become incapable of being satisfied by November 4, 2011.

8.2 Effect of Termination. With the exception of Section 5.6 & 5.7 (Indemnification) and this Section 8.2 which shall survive termination of this Agreement, upon a termination in accordance with Section 8.1, this Agreement will have no further force or effect. Notwithstanding the foregoing, each Party will be liable to the other for any breaches by such Party prior to termination of this Agreement. If Seller refuses to consummate the transactions contemplated as and when required herein, despite the satisfaction or waiver by Seller of the conditions set forth in Section 7.2 hereof, Buyer shall be entitled to receive from Seller $0.00 as liquidated damages and not as a penalty. If Buyer refuses to consummate the transactions contemplated as and when required herein despite the satisfaction or waiver by Buyer of the conditions set forth in Section 7.1 hereof, there will be no liquidated damages.

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10. MISCELLANEOUS.

10.1 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any other breach of this Agreement. No extension of time for performance of any act will be deemed an extension of the time for performance of any other act.

10.2 Severability. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms.

10.3 Entire Agreement; Amendment. This Agreement, the Related Agreements and the schedules, exhibits and attachments to such agreements contain the entire agreement of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an instrument in writing signed by all of the Parties hereto. The headings in this Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.

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10.4 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of Florida. Jurisdiction and venue for all disputes relating to this Agreement shall lie with the state and federal courts located in Duval County, Florida.

10.5 Time is of the Essence. The Parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement and each Related Agreement.

10.6 Binding Agreement, Assignment. The terms and provisions of this Agreement will bind the Parties and their respective permitted successors and assigns. Neither this Agreement nor any Related Agreement may be assigned by Seller or Buyer, without the prior written consent of the other.

10.7 Expenses. Each Party will pay all of its expenses, including attorneys’ and accountants’ fees in connection with the negotiation of this Agreement or any Related Agreement, the performance of its obligations hereunder or thereunder, and the consummation of the transactions contemplated by this Agreement or any Related Agreement; provided that in any proceeding or other attempt to enforce, construe or to determine the validity of this Agreement or any Related Agreement, the non-prevailing Party will pay the reasonable attorneys’ fees and costs of the prevailing Party.

10.8 Notices. All notices, demands or other communications required or permitted to be given hereunder will be in writing, and any and all such items will be deemed to have been duly delivered upon personal delivery; or as of the third business day after mailing by United States mail, certified, return receipt requested, postage prepaid, addressed as follows; or as of the immediately following business day after deposit with Federal Express or a similar overnight courier service, addressed as follows; or as of the business day if by facsimile to the facsimile number set forth below:

Notices to Seller:	Social Fly Marketing Inc, DBA
Internet Digital Marketing, Inc. 3105 Hartridge Terrace Wellington, Florida 33414 Attn: Heather Rich 561-716-3858

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Notices to Buyer:	Solar Energy Initiatives, Inc.
570 Walnut Valley Parkway
Arden, NC 28704
Attn: David Fann
Phone: 904-251-4910

10.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

10.10 No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

10.11 Publicity. Each party agrees to notify the other prior to issuing any press release or making any public statement regarding the transactions contemplated hereby, and will attempt to obtain the reasonable approval of the other party prior to making such release or statement, except where such release or statement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement, in which case the disclosing party shall endeavor to provide the other party with as much prior notice of the content of such release or statement as is reasonably practicable under the circumstances.

10.12 Confidentiality. Other than as contemplated by this Agreement, Seller will maintain in confidence, and will cause its directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information in its possession relating directly or indirectly to the Purchased Assets, unless such information becomes publicly available through no fault of Seller, or its directors, officers, employees, agents or advisors, the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein, or the furnishing or use of such information is required by legal proceedings or otherwise required by law. If this Agreement is terminated pursuant to Section 8.1, this Section 10.12 shall be of no further force or effect.

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The Parties have executed and delivered this Agreement on the date set forth in the introductory paragraph of this Agreement.

Buyer:	Seller:

SOLAR ENERGY INITIATIVES, INC.	Internet Digital MARKETING, INC.
a Delaware corporation	a Florida corporation

By: /s/ David Fann	By: /s/ Heather Rich
Name: David Fann	Name: Heather Rich
Title: Chief Executive Officer	Title: Chief Executive Officer

EXHIBIT A – Asset List

Assets and Liability included in Purchase

1.	All owned websites including: www.internetdigitalmarketing.com
2.	www.socialflymarketing.com, www.finwebsolutions.com
3.	A list with contact information of all customers
4.	Company Bank Account
5.	List of potential customers
6.	Company Business plans, Sales material, brochures, and projections

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